Exhibit 99.1

Heritage Commerce Corp Completes $40 Million Subordinated Debt Offering

SAN JOSE, Calif., May 26, 2017 (GLOBE NEWSWIRE) — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today announced that it has completed an underwritten public offering of $40 million aggregate principal amount of its fixed-to-floating rate subordinated notes (the “Notes”) due June 1, 2027. The Notes will initially bear a fixed interest rate of 5.25% per year. Commencing on June 1, 2022, the interest rate on the Notes resets quarterly to the three-month LIBOR rate plus a spread of 336.5 basis points, payable quarterly in arrears.

Sandler O’Neill + Partners, L.P. served as the lead book running manager. Keefe, Bruyette & Woods, A Stifel Company, acted as a passive book running manager. The Company was represented by Buchalter, a professional corporation, and the underwriters were represented by Holland & Knight LLP.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to sell the Notes, which is made only by means of a prospectus supplement and related prospectus, nor will there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Los Altos, Los Gatos, Morgan Hill, Pleasanton, San Jose, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

CONTACT:

Heritage Commerce Corp

Debbie Reuter, EVP, Corporate Secretary

(408) 494-4542